Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-179879

Pricing Term Sheet

McKesson Corporation

March 5, 2013

1.400% Notes due 2018

2.850% Notes due 2023

Issuer:	McKesson Corporation

	2018 Notes	2023 Notes

Title:	1.400% Notes due 2018	2.850% Notes due 2023

Size:	$500,000,000	$400,000,000

Maturity:	March 15, 2018	March 15, 2023

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2013	March 15 and September 15, commencing September 15, 2013

Coupon:	1.400%	2.850%

Benchmark Treasury:	UST 0.750% due February 28, 2018	UST 2.000% due February 15, 2023

Treasury Yield:	0.772%	1.894%

Spread to Benchmark Treasury:	+67 bps	+97 bps

Yield to Maturity:	1.442%	2.864%

Price to Public:	99.797%	99.878%

Redemption

Make Whole:	Treasury Rate+10 bps	Prior to December 15, 2022, Treasury Rate+15 bps

Par Call:	not applicable	Beginning December 15, 2022, at par

CUSIP:	58155Q AF0	58155Q AG8

ISIN:	US58155QAF00	US58155QAG82

Expected Ratings of the Notes:	Moody’s, Baa2; S&P, A-; Fitch, A-

Trade Date:	March 5, 2013

Settlement Date:	March 8, 2013

Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.

Co-Managers:

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This pricing term sheet supplements the preliminary prospectus supplement dated March 5, 2013 and prospectus dated March 2, 2012.